Exhibit 10.10

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) dated as of June 28, 2019 (the “Effective Date”) among SOLAR CAPITAL LTD., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“Solar”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Solar in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and CENTREXION THERAPEUTICS CORPORATION, a Delaware Corporation with offices located at 200 State Street, 6th Floor, Boston, MA 02109 (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

1.1 Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Indebtedness shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

2. LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loans.

(a) Availability.

(i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate amount of Twenty-Five Million Dollars ($25,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”). After repayment, no Term A Loan may be re-borrowed.

(ii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower in an aggregate amount equal to Fifteen Million Dollars ($15,000,000.00) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”; each Term A Loan or Term B Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans and the Term B Loans are hereinafter referred to collectively as the “Term Loans”). After repayment, no Term B Loan may be re-borrowed.

(b) Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (i) thirty (30) months if the Amortization Date is August 1, 2021 and (ii) twenty-four (24) months if the Amortization Date is February 1, 2022. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date. Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c) Mandatory Prepayments. If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to Collateral Agent, for payment to each Lender in accordance with its respective Pro Rata Share, any remaining portion of the Final Payment in respect of the Term Loan(s).

(d) Permitted Prepayment of Term Loans.

(i) Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

(ii) Notwithstanding anything herein to the contrary, Borrower shall also have the option to prepay part of Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment, (ii) prepays such part of the Term Loans in a denomination that is a whole number which is (x) not less than Two Million Dollars ($2,000,000.00) and (y) a multiple of One Million Dollars ($1,000,000.00), and (iii) has not made a prepayment in the immediately preceding six (6) month period; and (iv) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the portion of outstanding principal of such Term Loans plus all accrued and unpaid interest thereon through the prepayment date, (B) the applicable pro-rated Final Payment, and (C) all other Obligations that are then due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts, and (D) the applicable Prepayment Fee with respect to the portion of such Term Loans being prepaid. For the purposes of clarity, any partial prepayment shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the Basic Rate, determined by Collateral Agent on the Funding Date of the applicable Term Loan, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a floating per annum rate equal to the rate that is otherwise applicable thereto plus four percentage points (4.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c) 360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year, and the actual number of days elapsed.

(d) Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) first, the Designated Deposit Account and if no funds remain in the Designated Deposit Account, any other deposit accounts, maintained by Borrower or any of its Subsidiaries, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set-off. Without limiting the foregoing, Collateral Agent and each Lender shall use commercially reasonable efforts to notify Borrower for the reasons of debiting of any amounts (other than principal and interest payments) debited from Borrower’s deposit accounts in respect of this Agreement after such debit has been made; provided, however, failure to provide such notice shall not be considered a breach of any provision hereof by Collateral Agent or any Lender.

(e) Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 pm Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4 Secured Promissory Notes. If requested by a Lender, the Term Loans shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.5 Fees. Borrower shall pay to Collateral Agent:

(a) Facility Fee. A fully earned, non-refundable facility fee of One Hundred Eighty-Five Thousand Dollars ($185,000.00) to be shared between the Lenders pursuant to their respective Commitment Percentages payable on the Effective Date;

(b) Final Payment. The Final Payment, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares;

(c) Prepayment Fee. The Prepayment Fee, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares;

(d) Good Faith Deposit. Borrower has paid to Solar a deposit of Seventy-Five Thousand Dollars ($75,000.00) (the “Good Faith Deposit”), to initiate the Collateral Agent’s and Lenders’ due diligence review and documentation process. The Good Faith Deposit shall be utilized to pay Lenders’ Expenses, with the remainder, if any, to pay a portion of the facility fee due pursuant to Section 2.5(a); and

(e) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.6 Taxes; Increased Costs. Borrower, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit E attached hereto.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;

(b) duly executed original Control Agreements with respect to any Collateral Accounts maintained by Borrower or any of its Subsidiaries to the extent required under Section 6.6;

(c) duly executed original Secured Promissory Notes in favor of each Lender according to its Term A Loan Commitment Percentage;

(d) the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) a completed Perfection Certificate for Borrower and each of its Subsidiaries;

(f) the Annual Projections, for the current calendar year;

(g) duly executed original officer’s certificate for Borrower and each Subsidiary that is a party to the Loan Documents, in a form acceptable to Collateral Agent and the Lenders;

(h) certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(i) a landlord’s consent executed in favor of Collateral Agent in respect of all of Borrower’s and each Subsidiaries’ leased locations;

(j) a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where Borrower or any Subsidiary maintains Collateral having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(k) a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;

(l) evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Lenders;

(m) a copy of any Investors’ Rights Agreement and any amendments thereto;

(n) a copy of the executed Eli Lilly Transaction Documents;

(o) a payoff letter from Silicon Valley Bank in respect of the Existing Indebtedness;

(p) evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated; and

(q) payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.2 Conditions Precedent to all Credit Extensions. The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) receipt by Collateral Agent of an executed Disbursement Letter in the form of Exhibit B attached hereto;

(b) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the date of the Disbursement Letter and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 hereof are true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) in such Lender’s reasonable discretion, there has not been any Material Adverse Change;

(d) to the extent not delivered at the Effective Date, duly executed original Warrants, and, if requested by a Lender Secured Promissory Notes, in number, in form and content acceptable to each Lender, and in favor of each Lender according to its Commitment Percentage, with respect to each Credit Extension made by such Lender after the Effective Date; and

(e) payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.3 Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and to the extent applicable the Lenders each item required to be delivered to Collateral Agent and/or Lender under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in each Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 pm Eastern time five (5) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to the Lenders by electronic mail or facsimile a completed Disbursement Letter executed by a Responsible Officer or his or her designee. The Lenders may rely on any telephone notice given by a person whom a Lender reasonably believes is a Responsible Officer or designee. On the Funding Date, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s Lien. If Borrower shall acquire a commercial tort claim (as defined in the Code) greater than Fifty Thousand Dollars ($50,000.00), Borrower, shall promptly notify Collateral Agent in a writing signed by Borrower, as the case may be, of the general details thereof (and further details as may be required by Collateral Agent) and grant to Collateral Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.

4.3 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Within ten (10) Business Days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent a pledge of the Shares to the Collateral Agent is required by the terms and conditions governing such Shares to be reflected on the books of the applicable Issuer, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of such Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to (i) exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms and (ii) receive and retain any and all dividends, interest and other distributions paid in respect of the Shares to the extent that the payment thereof is not otherwise inconsistent with the terms of this Agreement. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default. After all Events of Default have been waived in writing by Collateral Agent and the Lenders, Borrower shall regain the exclusive right to exercise the voting and/or consensual rights and powers that Borrower would otherwise be entitled to exercise and the right to receive and retain any dividends and interest payments from and after the effective date of such waiver that Borrower would otherwise be entitled to receive and retain.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1 Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate signed by an officer of Borrower or such Subsidiary (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that (a) Borrower and each of its Subsidiaries’ exact legal name is that which is indicated on its respective Perfection Certificate and on the signature page of each Loan Document to which it is a party; (b) Borrower and each of its Subsidiaries is an organization of the type and is organized in the jurisdiction set forth on its respective Perfection Certificate; (c) each Perfection Certificate accurately sets forth each of Borrower’s and its Subsidiaries’ organizational identification number or accurately states that Borrower or such Subsidiary has none; (d) each Perfection Certificate accurately sets forth Borrower’s and each of its Subsidiaries’ place of business, or, if more than one, its chief executive office as well as Borrower’s and each of its Subsidiaries’ mailing address (if different than its chief executive office); (e) Borrower and each of its Subsidiaries (and each of its respective predecessors) have not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries, is accurate and complete in all material respects (it being understood and agreed that Borrower and each of its Subsidiaries may from time to time update certain information in the Perfection Certificates (including the information set forth in clause (d) above) after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, Borrower shall notify Collateral Agent of such occurrence and provide Collateral Agent with such Person’s organizational identification number within five (5) Business Days of receiving such organizational identification number.

The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b)), or (v) constitute an event of default under any material agreement by which Borrower or any of such Subsidiaries, or their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Borrower and each of its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith with respect of which Borrower or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein, pursuant to the terms of Section 6.6(b). The Accounts are bona fide, existing obligations of the Account Debtors.

(b) On the Effective Date, and except as disclosed on the Perfection Certificate or as permitted hereunder (i) the Collateral is not in the possession of any third party bailee (such as a warehouse), and (ii) no such third party bailee possesses components of the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000.00). None of the components of the Collateral shall be maintained at locations other than as disclosed in the Perfection Certificates on the Effective Date or as permitted pursuant to Section 6.11.

(c) All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3 Intellectual Property. Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted (i) on the Perfection Certificates (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), (ii) prior to the IPO Event, on the last delivered Compliance Certificate or (iii) subsequent to the IPO Event, on any public disclosure required by a publicly reporting entity under the Securities Exchange Act of 1934, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.

5.4 Litigation. Except as disclosed (i) on the Perfection Certificates, or (ii) in accordance with Section 6.9 hereof, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00).

5.5 No Material Deterioration in Financial Condition; Financial Statements. All consolidated financial statements for Borrower and its Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Borrower and its Subsidiaries, and the consolidated results of operations of Borrower and its Subsidiaries (in the case of unaudited interim financial statements, subject to normal year end audit adjustments and the absence of footnotes; provided, however, the amount of cash and Cash Equivalents held by Borrower shall not be subject to such adjustments). There has not been any material deterioration in the consolidated financial condition of Borrower and its Subsidiaries since the date of the most recent financial statements submitted to any Lender.

5.6 Solvency. Borrower, and Borrower and each of its Subsidiaries on a consolidated basis, are Solvent.

5.7 Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.8 Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries, has timely paid all federal, material foreign, material state, and material local taxes, assessments, deposits and contributions (other than any taxes, assessments, deposits and contributions in an aggregate amount of Fifty Thousand Dollars ($50,000.00) or more) owed by Borrower and such Subsidiaries, in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the following sentence. Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary, either (x) (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Collateral Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien” or (y) such taxes, assessments, deposits and contributions do not, individually or in the aggregate exceed Fifty Thousand Dollars ($50,000.00). Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’, prior tax years which could result in additional taxes becoming due and payable by Borrower or its Subsidiaries in excess of Fifty Thousand Dollars ($50,000.00). Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes. A portion of the proceeds of the Term A Loans shall be used by Borrower to repay the Existing Indebtedness in full on the Effective Date.

5.11 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.12 Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.13 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6. AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, in all of the Collateral.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to each Lender:

(i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating (if applicable) balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent;

(ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year or within five (5) days of filing with the SEC, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements (provided that such opinion may include a going concern as it relates to Borrower’s cash level) from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion;

(iii) as soon as available after approval thereof by Borrower’s Board of Directors, but no later than sixty (60) days after the last day of each of Borrower’s fiscal years, Borrower’s annual financial projections for the entire current fiscal year as approved by Borrower’s Board of Directors, which such annual financial projections shall be set forth in a month-by-month format (such annual financial projections as originally delivered to Collateral Agent and the Lenders are referred to herein as the “Annual Projections”; provided that, any revisions of the Annual Projections approved by Borrower’s Board of Directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval);

(iv) within five (5) days of delivery, copies of all non-ministerial statements, reports and notices generally made available to Borrower’s security holders holding a majority of any class of Borrower’s securities or holders of Subordinated Debt holding a majority of any type or tranche of Subordinated Debt, in such holders’ capacities as security holders or holders of Subordinated Debt;

(v) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(vi) prompt notice of any (i) material amendments of or other changes to the capitalization table of Borrower; provided that this subclause shall only apply prior to the IPO Event, and (ii) amendments of or other changes to the Operating Documents of Borrower or any of its Subsidiaries, together with any copies reflecting such amendments or changes with respect thereto;

(vii) prompt notice of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(viii) as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);

(ix) prompt delivery of copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(x) prompt notice of the execution of any Material Agreement or any amendment to, modification of, termination of or waiver under any Material Agreement; and

(xi) other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b) Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to each Lender, a duly completed Compliance Certificate signed by a Responsible Officer.

(c) Keep proper books of record and account in accordance with GAAP in all material respects (subject, in the case of unaudited financial statements, to normal year-end adjustments to reflect actual expenses incurred and the absence of footnotes and provided further that such unaudited financial statements shall not include the non-cash impact of accounting for stock compensation or other non-cash equity and warrant items), in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist at the Effective Date. Borrower must promptly notify Collateral Agent and the Lenders of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00) individually or in the aggregate in any calendar year.

6.4 Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all federal, material foreign, material state, and material local taxes, assessments, deposits and contributions (i.e. foreign, state and local taxes, assessments, deposits and contributions in an aggregate amount of Fifty Thousand Dollars ($50,000.00) or more) owed by Borrower or its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof or as otherwise permitted pursuant to Section 5.9 hereof, and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be in breach of this Section 6.4 unless the aggregate amount of taxes covered by tax returns and reports that have not been timely filed or the aggregate amount of taxes that have not been timely paid in either case exceeds Fifty Thousand Dollars ($50,000.00).

6.5 Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent, as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice (or ten (10) days prior written notice in the case of cancellation for non-payment of premium) before any such policy or policies shall be materially altered or canceled; provided, however, if such insurance provider will not agree to provide such notice if such policy or policies shall be materially altered, then Borrower must provide Collateral Agent with such notice. At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to any loss, but not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest (subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority over Collateral Agent’s Lien), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make, at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.6 Operating Accounts.

(a) Maintain all of Borrower’s and its Subsidiaries’ Collateral Accounts in accounts which are subject to a Control Agreement in favor of Collateral Agent; except as permitted under Section 6.6(b).

(b) Borrower shall provide Collateral Agent five (5) days’ prior written notice before Borrower or any of its Subsidiaries establishes any Collateral Account at or with any Person other than the institutions identified to Collateral Agent in the Perfection Certificate delivered by Borrower as of the Effective Date. In addition, for each Collateral Account that Borrower or any of its Subsidiaries, at any time maintains, Borrower or such Subsidiary shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder concurrently with the establishment of such Collateral Account, which Control Agreement may not be terminated without prior written consent of Collateral Agent or upon the satisfaction in full in cash of the Obligations (other than inchoate indemnity obligations). The provisions of the previous sentence shall not apply to deposit accounts exclusively used for cash collateral for Permitted Liens under clause (n) of the definition thereto, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, any of its Subsidiaries’, employees and identified to Collateral Agent by Borrower as such in the Perfection Certificates, or holding subleasee deposits.

(c) Neither Borrower nor any of its Subsidiaries shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Sections 6.6(a) and (b).

6.7 Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its owned Intellectual Property that is material to Borrower’s business; (b) promptly, after obtains knowledge thereof, advise Collateral Agent in writing of material infringement by a third party of its owned Intellectual Property which has any material value; and (c) not allow any owned Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.

6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9 Notices of Litigation and Default. Borrower will give prompt written notice to Collateral Agent and the Lenders of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00) or more or which could reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Collateral Agent and the Lenders of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.10 Financial Covenant. On or before July 31, 2019, Borrower shall have provided written evidence reasonably satisfactory to Collateral Agent and the Lenders of Borrower’s receipt of not less than Forty-Five Million Dollars ($45,000,000.00) in net cash proceeds in connection with the Eli Lilly Transaction Documents.

6.11 Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its domestic Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Subsidiary will for any new location that is the chief executive office of the Borrower or the Collateral at any such new location is valued in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate for such location, Borrower or the applicable domestic Subsidiary shall (other than any locations owned or controlled by any contract manufacturing organization, contract research organization, medical distributor or similar licensed locations) cause such bailee or landlord, as applicable, to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.12 Creation/Acquisition of Subsidiaries. In the event Borrower, or any of its Subsidiaries creates or acquires any Subsidiary, Borrower shall provide prior written notice to Collateral Agent and each Lender of the creation or acquisition of such new Subsidiary and, for each such new Subsidiary which is not an MSC Subsidiary, take all such action as may be reasonably required by Collateral Agent or any Lender to cause each such Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower (or its Subsidiary, as applicable) shall grant and pledge to Collateral Agent, for the ratable benefit of the Lenders, a perfected security interest in the Shares of each such newly created Subsidiary; provided, however, that solely in the circumstance in which Borrower or any Subsidiary creates or acquires a Foreign Subsidiary in an acquisition approved by the Required Lenders (x) such Foreign Subsidiary shall not be required to become a co-Borrower hereunder or guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Foreign Subsidiary, and (y) Borrower shall not be required to grant and pledge to Collateral Agent, for the ratable benefit of Lenders, a perfected security interest in more than sixty-five percent (65%) of the Shares of such Foreign Subsidiary.

6.13 Intellectual Property Lien Event. In the event that (a) Borrower issues any Permitted Convertible Indebtedness and (b) immediately prior to the final pricing of such Permitted Convertible Indebtedness, Borrower’s Market Capitalization was less than Three Hundred Million Dollars ($300,000,000), within twenty (20) days of such initial issuance, Borrower shall grant Collateral Agent, for the ratable benefit of the Lenders, a first priority perfected security interest in Borrower’s Intellectual Property (except for the Eli Lilly Intellectual Property) and shall have executed a customary security agreement with respect to such Intellectual Property, an amendment to this Agreement, and any other documents reasonably requested by Collateral Agent to effectuate such grant of security, all in form and substance reasonably satisfactory to Collateral Agent. Notwithstanding the foregoing, while any Permitted Convertible Indebtedness is outstanding (but after the initial issuance of such Indebtedness), if the Borrower’s Market Capitalization is less than Three Hundred Million Dollars ($300,000,000), within twenty (20) days of such event occurring, Borrower shall grant Collateral Agent, for the ratable benefit of the Lenders, a first priority perfected security interest in Borrower’s Intellectual Property (except for the Eli Lilly Intellectual Property) and shall execute a customary security agreement with respect to such Intellectual Property, an amendment to this Agreement, and any other documents reasonably requested by Collateral Agent to effectuate such grant of security, all in form and substance reasonably satisfactory to Collateral Agent.

6.14 Further Assurances.

(a) Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

(b) Deliver to Collateral Agent and Lenders, within five (5) Business Days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise could reasonably be expected to have a Material Adverse Change.

7. NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 or 7.3 of this Agreement; (e) consisting of the Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of property to Borrower; (g) of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Transfer are promptly applied to the purchase price of such replacement property, provided that any such replacement property shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest; and (h) of such other property (which shall not include Intellectual Property) not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve except as permitted pursuant to Section 7.3; or (c) (i) any Key Person shall cease to be actively engaged in the management of Borrower unless written notice thereof is provided to Collateral Agent within ten (10) days of such change, or (ii) enter into any transaction or series of related transactions (A) in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty nine percent (49%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering, a private placement of public equity or to venture capital investors so long as Borrower identifies to Collateral Agent the venture capital investors prior to the closing of the transaction), or (B) that is a change of control or other fundamental change (howsoever defined) under the indenture governing any Permitted Convertible Indebtedness. Borrower shall not, without at least twenty (20) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations (i) contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in assets or property of Borrower or any of its Subsidiaries and (ii) are not Borrower’s or its Subsidiaries’ chief executive office); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom. Notwithstanding the foregoing, Borrower may enter into and consummate any Permitted Acquisitions.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority over Collateral Agent’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per fiscal year) or Permitted Convertible Indebtedness, or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion by holders (including any cash payment upon conversion) of, or required payment of any principal or premium on, or required payment of any interest with respect to, any Permitted Convertible Indebtedness, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness; provided that this clause (i) shall only allow principal payments with respect to any repurchase in connection with the redemption of Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of the Borrower’s common stock if the Redemption Conditions are satisfied in respect of such redemption, or (ii) any required payment with respect to, or required early unwind or settlement of, any Permitted Call Spread Agreement, in each case, in accordance with the terms of the agreement governing such Permitted Call Spread Agreement.

Notwithstanding the restriction in Section 7.7, the Borrower may redeem, repurchase, exchange or induce the conversion of Permitted Convertible Indebtedness by delivery of shares of the Borrower’s common stock and/or a different series of Permitted Convertible Indebtedness (which series (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted and (y) has terms, conditions and covenants that are no less favorable to the Borrower than the Permitted Convertible Indebtedness that is so repurchased, exchanged or converted (as determined by the Borrower in good faith)) (any such series of Permitted Convertible Indebtedness, “Refinancing Convertible Indebtedness”) and/or by payment of cash (in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of shares of the Borrower’s common stock and/or a Refinancing Convertible Indebtedness plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Call Spread

Agreements pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Indebtedness that is so repurchased, exchanged or converted, the Borrower shall (and, for the avoidance of doubt, shall be permitted under this Section 7.7 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Call Spread Agreements, if any, corresponding to such Permitted Convertible Indebtedness that is so repurchased, exchanged or converted.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) compensation related arrangements for Borrower’s officers or Board of Directors (i) in the ordinary course of business or (ii) (x) approved by Borrower’s Board of Directors or (y) approved by the Required Lenders in writing, and (c) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.11 Compliance with Anti-Terrorism Laws. Collateral Agent hereby notifies Borrower and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and Collateral Agent’s policies and practices, Collateral Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and each of its Subsidiaries and their principals, which information includes the name and address of Borrower and each of its Subsidiaries and their principals and such other information that will allow Collateral Agent to identify such party in accordance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower and each of its Subsidiaries shall immediately notify Collateral Agent if Borrower or such Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.12 MSC Subsidiaries. Cause or permit (i) any MSC Subsidiary to incur any Indebtedness, (ii) any Lien on any assets of any MSC Subsidiary, (iii) any MSC Subsidiary to maintain any assets, including cash, Cash Equivalents and Investments on deposit in or credited to any deposit or securities account, unless at such time, the MSC Investment Conditions have been met and no Event of Default exists, and (iv) any transfers from any deposit or securities account maintained by any MSC Subsidiary other than to accounts of Borrower which are subject to a Control Agreement in favor of Collateral Agent. If at any time after the incorporation of the MSC Subsidiary the MSC Investment Conditions are not met, then (i) Borrower shall immediately cause the MSC Subsidiary to distribute to Borrower all assets held by the MSC Subsidiary for deposit into accounts of Borrower which are subject to a Control Agreement in favor of Collateral Agent, and (ii) the Borrower shall not permit the MSC Subsidiary to hold any assets. Borrower shall not permit the MSC Subsidiary to engage in any business, make any Investments or hold any assets that would cause the MSC Subsidiary to fail to qualify as a Massachusetts security corporation under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified or replaced from time to time).

7.13 Redemption of Permitted Convertible Debt. Exercise any redemption right with respect to any Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of the Borrower’s common stock, unless the Redemption Conditions are satisfied in respect of such redemption.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notice of Litigation and Default), 6.10 (Financial Covenant), 6.11 (Landlord Waivers; Bailee Waivers), 6.12 (Creation/Acquisition of Subsidiaries), 6.13 (Intellectual Property Lien Event), or Borrower violates any covenant in Section 7; or

(b) Borrower or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any Lender or any Lender’s Affiliate or any bank or other institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any Governmental Authority (or as permitted in Section 5.9), and the same under subclauses (i) and (ii) hereof are not, within ten (10) Business Days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) Business Day cure period; and

(b) (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business;

8.5 Insolvency. (a) Borrower, or Borrower and its Subsidiaries, are or become Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in (a) any indenture governing any Permitted Convertible Indebtedness, or (b) any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could reasonably be expected to have a Material Adverse Change; for the avoidance of doubt, any early payment requirement or unwinding or termination with respect to any Permitted Call Spread Agreement, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither the Borrower nor any of its Affiliates is the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Call Spread Agreement, in each case, shall not constitute an Event of Default under this Section 8.6;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) Business Days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);

8.8 Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower or any of its Subsidiaries and any creditor of Borrower or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Lenders, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

8.10 Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor;

8.11 Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or

8.12 Lien Priority. Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens which are permitted to have priority in accordance with the terms of this Agreement; provided that such circumstance is not due to Collateral Agent’s failure to file an appropriate continuation financing statement, amendment financing statement or initial financing statement.

8.13 Delisting. After the IPO Event, if shares of common stock of Borrower are delisted from NASDAQ Capital Market or NYSE because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on any other nationally recognized stock exchange in the United States having listing standards at least as restrictive as the NASDAQ Capital Market and NYSE.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall, at the written direction of Required Lenders, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b) Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) apply to the Obligations any (a) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iii) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv) place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and

(vii) subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance. As used in the immediately preceding sentence, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable solely upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make Credit Extensions hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.

9.5 Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission or electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address, electronic mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	CENTREXION THERAPEUTICS
CORPORATION
200 State Street, 6th Floor
Boston, MA 02109
Attn: Jeffrey B Kindler, CEO
Fax: N/A
Email: jkindler@centrexion.com

with a copy (which	LATHAM & WATKINS
shall not constitute	200 Clarendon Street
notice) to:	Boston, MA 02116
Attn: Peter N. Handrinos, Esq.
Fax: (617) 948-6060
Email: peter.handrinos@lw.com

If to Collateral Agent:	SOLAR CAPITAL LTD.
500 Park Avenue, 3rd Floor
New York, NY 10022
Attention: Anthony Storino
Fax: (212) 993-1698
Email: storino@solarcapltd.com

with a copy (which	DLA Piper LLP (US)
shall not constitute	500 8th Street, NW
notice) to:	Washington, DC 20004
Attn: Eric Eisenberg
Fax: (202) 799-5211
Email: eric.eisenberg@dlapiper.com

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Lenders and Collateral Agent each submit to the exclusive jurisdiction of the State and Federal courts in the City of New York, Borough of Manhattan. NOTWITHSTANDING THE FOREGOING, COLLATERAL AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH COLLATERAL AGENT AND THE LENDERS (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.1) DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE COLLATERAL AGENT’S AND THE LENDERS’ RIGHTS AGAINST BORROWER OR ITS PROPERTY. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, first class, registered or certified mail return receipt requested, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, COLLATERAL AGENT, AND THE LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s and each Lender’s prior written consent (which may be granted or withheld in Collateral Agent’s and each Lender’s discretion, subject to Section 12.6). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Required Lenders (such approved assignee, an “Approved Lender”). Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer (i) in respect of the Warrants (but subject to the requirements of such Warrants) or (ii) in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a direct competitor of Borrower or a vulture hedge or distressed debt fund, each as reasonably determined by Collateral Agent. Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a then-current direct competitor of Borrower, as reasonably determined by Collateral Agent at the time of such assignment. Collateral Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Collateral Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation, other than to a controlled Affiliate of such Lender, shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Collateral Agent (in its capacity as Collateral Agent) shall have no responsibility for maintaining a Participant Register.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between Collateral Agent, and/or the Lenders and Borrower (including reasonable and invoiced attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Collateral Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties so long as Collateral Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Collateral Agent, the Lenders and Borrower.

12.6 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.6 or the definitions of the terms used in this Section 12.6 insofar as the definitions affect the substance of this Section 12.6; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.10. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b) Other than as expressly provided for in Section 12.6(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.9 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information of Borrower or any of its Subsidiaries, the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Credit Extensions (provided, however, the Lenders and Collateral Agent shall, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement with the Lenders and Collateral Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent (other than as a result of its disclosure by Collateral Agent or any Lender in violation of this Agreement); or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Collateral Agent and the Lenders do not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.9.

12.10 Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a Collateral Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments or Credit Extensions (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 12.9, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

13. DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is August 1, 2021; provided, however, if Borrower achieves each of the Interest-Only Extension Milestones, the Amortization Date shall be February 1, 2022.

“Annual Projections” is defined in Section 6.2(a).

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Approved Lender” is defined in Section 12.1.

“Basic Rate” is the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the sum of (a) the greater of (i) thirty (30) day U.S. LIBOR rate reported in The Wall Street Journal on the last Business Day of the month that immediately precedes the month in which the interest will accrue and (ii) two and forty-five hundredths percent (2.45%), plus (b) seven and one quarter percent (7.25%). Notwithstanding the foregoing, the Basic Rate for the Term Loan for the period from the Effective Date through and including June 30, 2019 shall be nine and seven-tenths percent (9.70%) and the Basic Rate shall not reset below nine and seven-tenths percent (9.70%). If The Wall Street Journal (or another nationally recognized rate reporting source acceptable to Collateral Agent) no longer reports the U.S. LIBOR Rate or if such interest rate no longer exists or if The Wall Street Journal no longer publishes the U.S. LIBOR Rate or ceases to exist, Collateral Agent may in good faith in a manner consistent with Collateral Agent’s business practice across their relevant portfolios, and with reference to the margin above such interest rate in this definition, select a replacement interest rate and replacement margin above such interest rate that results in a substantially similar interest rate floor and total rate in effect immediately prior to the effectiveness of such replacement interest rate and replacement margin, or replacement publication, as the case may be, and shall promptly notify Borrower of such replacement interest rate and replacement margin or replacement publication.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Bond Hedge Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Agreement”.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent and (d) money market funds at least 95% of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) herein. For the avoidance of doubt, the direct purchase by Borrower or any of its Subsidiaries of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower or any of its Subsidiaries shall be conclusively determined by the Lenders as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this Agreement governing Permitted Investments. Notwithstanding the foregoing, Cash Equivalents does not include and Borrower, and each of its Subsidiaries, are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security (each, an “Auction Rate Security”).

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary which is a Borrower or Guarantor at any time.

“Collateral Agent” is, Solar, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Connection Income Taxes” is defined in Exhibit E.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and

(c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement. Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement shall not constitute a Contingent Obligation of the Borrower.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower and such Subsidiary, and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan or any other extension of credit by Collateral Agent or Lenders for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number ending in 9259, maintained with Silicon Valley Bank.

“Disbursement Letter” is that certain form attached hereto as Exhibit B.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“Eli Lilly” means ELI LILLY AND COMPANY, a corporation organized and existing under the laws of Indiana.

“Eli Lilly Intellectual Property” means the Licensed Technology, as defined in the Eli Lilly License Agreement, and ancillary rights directly related to same.

“Eli Lilly License Agreement” means that certain Collaboration and License Agreement dated as of May 24, 2019 by and between Borrower and Eli Lilly related to the licensing of CNTX-0290 and CNTX-3438, as may be amended, supplemented or otherwise modified from time to time; provided, that any such amendment or modification of such agreement after the Effective Date shall include any other compound other than those included by the Eli Lilly License Agreement as of the Effective Date.

“Eli Lilly Transaction Documents” means the Eli Lilly License Agreement and any other documents, instruments, certificates and/or agreements material to, and executed in connection therewith, as may be amended, supplemented or otherwise modified from time to time; provided, that any such amendment or modification of such agreement after the Effective Date shall not include any other compound other than those included by the Eli Lilly Transaction Documents as of the Effective Date.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a direct competitor of Borrower or a vulture hedge or distressed debt fund, each as reasonably determined by Collateral Agent. Notwithstanding the foregoing, (x) in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded Taxes” is defined in Exhibit E, Section 1.

“Existing Indebtedness” is the indebtedness of Borrower to Silicon Valley Bank in the aggregate principal outstanding amount as of the Effective Date of approximately Eight Million Forty-Two Thousand Five Hundred Three and 87/100 Dollars ($8,042,503.87) pursuant to that certain Loan and Security Agreement, entered into by and between Silicon Valley Bank and Borrower.

“FATCA” is defined in Exhibit E, Section 1.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d), equal to the original principal amount of such funded Term Loan multiplied by the Final Payment Percentage, payable to Lenders in accordance with their respective Pro Rata Shares. For the avoidance of doubt, the calculation of any Final Payment shall not include the principal amount prepaid in accordance with Section 2.2(d)(ii) if a Final Payment based on such principal amount was made at the time of such prepayment.

“Final Payment Percentage” is four and one half percent (4.50%).

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations. Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement shall not constitute Indebtedness of the Borrower.

“Indemnified Person” is defined in Section 12.2.

“Indemnified Taxes” is defined in Exhibit E, Section 1.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any Subsidiary’s right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest-Only Extension Milestones” means (i) Borrower’s drawing of the entire Term B Loans, and (ii) Borrower’s meeting the primary endpoints (excluding any extension thereof) in both the Phase III VICTORY-1 trial (ClinicalTrials.gov identifier: NCT03429049) and the Phase III VICTORY-2 trial (ClinicalTrials.gov identifier: NCT03660943) for patients with moderate-to-severe Osteoarthritis knee pain to support an NDA filing, as reasonably determined by Collateral Agent and the Lenders based upon written evidence reasonably satisfactory to Collateral Agent and the Lenders.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance, or capital contribution to any Person.

“IPO” means the initial public offering and sale of Borrower’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“IPO Event” means an IPO on the NASDAQ Capital Market or NYSE, as a result of which Borrower receives net (excluding any fees paid prior to June 2019) unrestricted cash proceeds of at least Fifty Million Dollars

($50,000,000.00).

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Jeffrey Kindler as of the Effective Date and (ii) Chief Financial Officer, who is Nick Harvey as of the Effective Date.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and invoiced attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Warrant Letter Agreement, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, the Post Closing Letter, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified.

“Market Capitalization” means the public closing price per share of Borrower’s common stock (as quoted by Bloomberg L.P. or such other inter-dealer quotation system reasonably acceptable to Collateral Agent in its reasonable discretion) as of the end of each trading day multiplied by the number of shares of Borrower’s common stock publicly disclosed in its most recent Securities and Exchange Commission filing as outstanding as of such date of determination.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Collateral Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower, or Borrower and its Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Agreement” is any of (i) if the Borrower is a publicly reporting entity under the Securities Exchange Act of 1934, any license, agreement or other contractual arrangement required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as each may be amended, or (ii) if the Borrower is not a publicly reporting entity under the Securities Exchange Act of 1934, any license, agreement or other contractual arrangement whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

“Maturity Date” is January 1, 2024.

“MSC Investment Conditions” means that any Borrower and any secured Guarantor collectively have on deposit in Collateral Accounts subject to a Control Agreement in favor of Collateral Agent, cash and Cash Equivalents in an aggregate amount greater than or equal to one hundred ten percent (110%) of the then outstanding Obligations (inclusive of any Prepayment Fee and Final Payment that would be due and owing if the outstanding Term Loans were prepaid at the time of measurement).

“MSC Subsidiary” means a Subsidiary of Borrower that is a corporation that qualifies as a Massachusetts securities corporation by meeting the requirements of Chapter 63, Section 38B of the Massachusetts General Laws.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Payment, and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Warrants or any equity interests), or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents (other than the Warrants or any equity interests).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Other Connection Taxes” is defined in Exhibit E, Section 1.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Participant Register” is defined in Section 12.1.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on August 1, 2019.

“Perfection Certificate” and “Perfection Certificates” is defined in Section 5.1.

“Permitted Acquisition” means an acquisition by Borrower of all or substantially all of the assets of, all of the ownership interests in, or a business line or unit or division of another Person and shall include any foreign corporations in the acceptable jurisdictions listed below in this definition; provided that (a) no Event of Default or event that with the passage of time would result in an Event of Default shall exist immediately before or immediately after the consummation of such acquisition, (b) such acquired Person or assets shall be in the same line of business as is conducted by Borrower as of the Effective Date (or a line of business reasonably related thereto), (c) such acquisition shall not cause the focus or locations of Borrower’s and its Subsidiaries’ operations (when taken as a whole) to be located outside of the United States, (d) such acquisition shall not constitute a hostile acquisition, (e) any Person acquired as a result of such acquisition shall, if required under Section 6.10 hereof, become a secured Guarantor, (f) in connection with such acquisition, neither Borrower nor any of its Subsidiaries (including for this purpose, the target of the acquisition) shall acquire or be subject to any Indebtedness or Liens that are not otherwise permitted hereunder, (g) all of the consideration paid in connection with such acquisition shall be in the form of stock of Borrower, except that Borrower shall be permitted to pay (i) One Million Dollars ($1,000,000.00) in cash consideration with respect to any one acquisition and in the aggregate for all such acquisitions per fiscal year, and (ii) reasonable closing costs in cash, (h) Borrower has notified the Lenders at least ten (10) Business Days in advance of entering into such transaction, which notice shall include a reasonably detailed description of such transaction, (i) substantially all of the assets and operations involved in such transaction shall be located in the United States, (j) Collateral Agent and the Lenders have received evidence, in form and substance reasonably satisfactory to them that Borrower has sufficient cash on hand to pay its projected expenses and all debt service when due for a period of twelve (12) months after the consummation of such transaction, (k) all transactions related to such acquisition shall be consummated in all material respects in accordance with applicable law; and (l) Borrower shall provide to the Lenders as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of the executed purchase agreement or similar agreement with respect to any such acquisition.

“Permitted Call Spread Agreements” means (a) any call option transaction (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), the cash value thereof or a combination thereof from time to time upon exercise of such option entered into by the Borrower in connection with the issuance of Permitted Convertible Indebtedness (such transaction, a “Bond Hedge Transaction”) and (b) any call option transaction pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (whether such warrant is settled in shares, cash or a combination thereof) entered into by the Borrower in connection with the issuance of Permitted Convertible Indebtedness (such transaction, a “Warrant Transaction”); provided that (i) the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined by Borrower in good faith, and (ii) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Warrant Transaction, does not exceed fifteen percent (15%) of the aggregate principal amount of the related Permitted Convertible Indebtedness at the time of such purchase.

“Permitted Convertible Indebtedness” means senior unsecured notes issued by the Borrower pursuant to either an effective registration statement under the Securities Act of 1933, as amended or Rule 144A of the regulations thereunder (which issuance shall include a customary offering document which describes (i) this Agreement and (ii) the capital structure of Borrower after giving effect to such Indebtedness, in each case, in reasonable detail as determined by the Borrower in good faith) that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and the other customary changes thereto) of shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities) and cash in lieu of fractional shares of common stock of the Borrower; provided that the Indebtedness thereunder must satisfy each of the following conditions, and any agreements providing for such Indebtedness may only be amended, restated, supplemented or modified from time to time if each of the following conditions remains satisfied: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness matures, and does not provide for or require any scheduled amortization or other scheduled or otherwise provided for or required payments of principal or interest prior to, after the date that is three hundred sixty five (365) days after the Maturity Date (it being understood that neither (x) any provision requiring an offer to purchase such Indebtedness as a result of change of control or other fundamental change (howsoever defined), (y) any early conversion of such Indebtedness in accordance with the terms thereof, nor (z) any provision providing for redemption of such Indebtedness upon satisfaction of a condition related to the stock price of the Borrower’s common stock, in each case, shall violate the foregoing restriction), (iii) Borrower’s market capitalization, as of the close of the regular trading session for the Borrower’s common stock on the date of the pricing of such Indebtedness, is not less than Two Hundred Million Dollars ($200,000,000.00), (iv) such Indebtedness (at any one time outstanding) is in an aggregate principal amount of not more than the lesser of (x) One Hundred Fifty Million Dollars ($150,000,000.00) and (y) thirty percent (30%) of Borrower’s market capitalization (as of the close of the regular trading session for the Borrower’s common stock on the date of the pricing of such Indebtedness), (v) such Indebtedness shall bear an interest rate of not more than seven and one half percent (7.50%) per annum and the terms, conditions and covenants (other than pricing terms determined through a customary marketing process) of such Indebtedness must be customary for convertible Indebtedness of such type (as determined by the Borrower in good faith) and (vi) such Indebtedness is not guaranteed by any Subsidiary of the Borrower (unless the Obligations are guaranteed by such Subsidiary on a secured basis).

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s);

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business

(e) Indebtedness incurred in the ordinary course of business with corporate credit cards not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate at any time outstanding;

(f) Indebtedness for reimbursement obligations under letters of credit in connection with real property leases in the ordinary course of business not to exceed Three Hundred Thousand Dollars ($300,000) in the aggregate at any time outstanding;

(g) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the cost of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(h) Permitted Convertible Indebtedness;

(i) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(j) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business, in an aggregate amount not to exceed One Million Dollars ($1,000,000.00) in the aggregate at any time outstanding;

(k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be; and

(l) other unsecured Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate at any time outstanding.

“Permitted Investments” are:

(a) Investments disclosed on the Perfection Certificate(s) and existing on the Effective Date;

(b) (i) Investments consisting of cash and Cash Equivalents, and (ii) any other Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Collateral Agent has a perfected security interest;

(e) Investments in connection with Transfers permitted by Section 7.1;

(f) Investments by Borrower in (i) Subsidiaries which are a Borrower hereunder and (ii) non-Borrower Subsidiaries in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) per fiscal year;

(g) Investments by Borrower in an MSC Subsidiary; provided that both immediately prior to and after giving effect to such Investment, Borrower maintains the MSC Investment Conditions and no Event of Default has occurred and is continuing;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; not to exceed Two Hundred Fifty Thousand Dollars

($250,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(k) to the extent constituting Investments, Permitted Indebtedness;

(l) cash and non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of Permitted Licenses, the development of technology or the providing of technical support; provided that any cash Investments do not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any fiscal year;

(m) any Permitted Call Spread Agreements; and

(n) other Investments in an amount not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive and exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Lenders and delivers to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement, and (C) license issued in connection with the Eli Lilly Transaction Documents.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and disclosed on the Perfection Certificates or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) liens securing Indebtedness permitted under clause (g) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;

(h) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(b) hereof;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j) Liens consisting of Permitted Licenses;

(k) Deposits, not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate at any time outstanding, to secure the performance of bids, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeals bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l) Liens on insurance proceeds securing the payment of financed insurance premiums permitted under clause (i) of the definition of “Permitted Indebtedness,” and promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); and

(m) Liens on cash securing obligations permitted under clauses (e) and (f) of the definition of “Permitted Indebtedness.”

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Post Closing Letter” is that certain Post Closing Letter dated the Effective Date by and between Collateral Agent and Borrower.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i) for a prepayment made on or after the Effective Date of such Term Loan through and including the first anniversary of the Effective Date of such Term Loan, three percent (3.00%) of the principal amount of such Term Loan prepaid;

(ii) for a prepayment made after the date which is after the first anniversary of the Effective Date of such Term Loan through and including the second anniversary of the Effective Date of such Term Loan, two percent (2.00%) of the principal amount of the Term Loans prepaid; and

(iii) for a prepayment made after the date which is after the second anniversary of the Effective Date of such Term Loan and prior to the Maturity Date, one percent (1.00%) of the principal amount of the Term Loans prepaid.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Recipient” is defined in Exhibit E, Section 1.

“Redemption Conditions” means, with respect to any redemption by the Borrower of any Permitted Convertible Indebtedness, satisfaction of each of the following events: (a) no Event of Default has occurred and is continuing or result therefrom, (b) both immediately before and after such redemption, the aggregate amount of all cash and Cash Equivalents held in Collateral Accounts subject to a Control Agreement in favor of Collateral Agent shall be no less than an amount equal to the product of (i) one hundred fifty percent (150%) and (ii) the amount required to prepay the outstanding Obligations in full at the time of such redemption, including all outstanding principal of the Term Loans, the accrued and unpaid interest thereon, the Final Payment, and the Prepayment Fee, and (c) a Responsible Officer has provided a certificate to the Collateral Agent not less than five (5) Business Days prior to such redemption certifying that each of the foregoing events is satisfied, together with reasonably detailed calculations in support thereof.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Second Draw Period” is the period commencing on the date of the occurrence of the IPO Event and ending on the earliest of (i) the date which is thirty (30) days after the date the IPO Event is achieved, (ii) November 30, 2019 and (iii) the occurrence of an Event of Default that continues; provided, however, that the Second Draw Period shall not commence if on the date of the occurrence of the IPO Event an Event of Default has occurred and is continuing.

“Secured Promissory Note” is defined in Section 2.4.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary, in any Subsidiary; provided that “Shares” shall mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or its Subsidiary in any Foreign Subsidiary.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature in accordance with their terms.

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Collateral Agent and the Required Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms reasonably acceptable to Collateral Agent and the Required Lenders. For the avoidance of doubt, any Permitted Convertible Indebtedness shall not constitute Subordinated Debt.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Loan” is defined in Section 2.2(a)(i) hereof.

“Term B Loan” is defined in Section 2.2(a)(ii) hereof.

“Term Loan” is defined in Section 2.2(a)(ii) hereof.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“U.S. Tax Compliance Certificate” is defined in Exhibit E, Section 7.

“Warrant Letter Agreement” means that certain letter agreement dated as of the Effective Date among Borrower and each Lender regarding the form of Warrants to be issued to each Lender or such Lender’s Affiliates upon the draw of the Term B Loan and pursuant to Section 3.2(d) hereof.

“Warrant Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Agreement”.

“Warrants” are those certain Warrants to Purchase Stock dated as of the Effective Date, or any date thereafter, issued by Borrower in favor of each Lender or such Lender’s Affiliates.

“Withholding Agent” is defined in Exhibit E, Section 1.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

CENTREXION THERAPEUTICS CORPORATION

By	/s/ Jeffrey B. Kindler
Name:	Jeffrey B. Kindler
Title:	CEO

COLLATERAL AGENT AND LENDER:

SOLAR CAPITAL LTD.

By	/s/ Anthony J. Storino
Name:	ANTHONY J. STORINO
Title:	AUTHORIZED SIGNATORY

[Signature Page to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

LENDER:

SCP PRIVATE CREDIT INCOME FUND SPV LLC

By	/s/ Anthony J. Storino
Name:	ANTHONY J. STORINO
Title:	AUTHORIZED SIGNATORY

SCP PRIVATE CREDIT INCOME BDC SPV LLC

By	/s/ Anthony J. Storino
Name:	ANTHONY J. STORINO
Title:	AUTHORIZED SIGNATORY

SCP PRIVATE CORP LENDING FUND LP

By	/s/ Anthony J. Storino
Name:	ANTHONY J. STORINO
Title:	AUTHORIZED SIGNATORY

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

Term A Loans

Lender	Term Loan Commitment	Commitment Percentage
SOLAR CAPITAL LTD.	$12,615,395.00	50.46%
SCP PRIVATE CREDIT INCOME FUND SPV LLC	$3,281,243.00	13.12%
SCP PRIVATE CREDIT INCOME BDC SPV LLC	$2,464,712.00	9.86%
SCP PRIVATE CORP LENDING FUND LP	$6,638,650.00	26.55%
TOTAL	$25,000,000.00	100.00%

Term B Loans
Lender	Term Loan Commitment	Commitment Percentage
SOLAR CAPITAL LTD.	$7,569,237.00	50.46%
SCP PRIVATE CREDIT INCOME FUND SPV LLC	$1,968,746.00	13.12%
SCP PRIVATE CREDIT INCOME BDC SPV LLC	$1,478,827.00	9.86%
SCP PRIVATE CORP LENDING FUND LP	$3,983,190.00	26.55%
TOTAL	$15,000,000.00	100.00%

Aggregate (all Term Loans)
Lender	Term Loan Commitment	Commitment Percentage
SOLAR CAPITAL LTD.	$20,184,632.00	50.46%
SCP PRIVATE CREDIT INCOME FUND SPV LLC	$5,249,989.00	13.12%
SCP PRIVATE CREDIT INCOME BDC SPV LLC	$3,943,539.00	9.86%
SCP PRIVATE CORP LENDING FUND LP	$10,621,840.00	26.55%
TOTAL	$40,000,000.00	100.00%

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include:

(i) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property;

(ii) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary;

(iii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral”; and

(iv) any interest of Borrower as a lessee or sublessee under a real property lease.

EXHIBIT B

Form of Disbursement Letter

[see attached]

DISBURSEMENT LETTER

                             , 2019

The undersigned, being the duly elected and acting                                          of CENTREXION THERAPEUTICS CORPORATION, a Delaware Corporation with offices located at 200 State Street, 6th Floor, Boston, MA 02109 (“Borrower”), does hereby certify to SOLAR CAPITAL LTD. (“Solar” and “Lender”), as collateral agent (the “Collateral Agent”) in connection with that certain Loan and Security Agreement dated as of June     , 2019, by and among Borrower, Collateral Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof; provided that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date.

2. No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied or waived by Collateral Agent.

5. No Material Adverse Change has occurred.

6. The undersigned is a Responsible Officer.

[Balance of Page Intentionally Left Blank]

7. The proceeds of the Term [A][B] Loan shall be disbursed as follows:

Disbursement from Solar:
Loan Amount	$
Less:
—Facility Fee	($	)
—Existing Debt Payoff to be remitted to [Payoff Bank] per the Payoff Letter dated [ , 20 ]	[($	)]
[—Interim Interest	($	)]
—Lender’s Legal Fees	($	)*
Net Proceeds due from Solar:	$
TOTAL TERM [A][B] LOAN NET PROCEEDS FROM LENDERS	$

8. The Term [A][B] Loan shall amortize in accordance with the Amortization Table attached hereto.

9. The aggregate net proceeds of the Term Loans shall be transferred to the Designated Deposit Account as follows:

Account Name:	CENTREXION THERAPEUTICS CORPORATION

Bank Name:	[Silicon Valley Bank]

Bank Address:	[3003 Tasman Drive
Santa Clara, California 95054]

Account Number:

ABA Number:	[121140399]

[Balance of Page Intentionally Left Blank]

*	Legal fees and costs are through the Effective Date. Post-closing legal fees and costs, payable after the Effective Date, to be invoiced and paid post-closing.

Dated as of the date first set forth above.

BORROWER:

CENTREXION THERAPEUTICS CORPORATION

By
Name:
Title:

COLLATERAL AGENT AND LENDER:

SOLAR CAPITAL LTD.

By
Name:
Title:

[Signature Page to Disbursement Letter]

AMORTIZATION TABLE

(Term [A][B] Loan)

[see attached]

EXHIBIT C

Compliance Certificate

TO:                         SOLAR CAPITAL LTD., as Collateral Agent and Lender

FROM:                   CENTREXION THERAPEUTICS CORPORATION

The undersigned authorized officer (“Officer”) of CENTREXION THERAPEUTICS CORPORATION (“Borrower”), hereby certifies in [his/her] capacity as an Officer, and not under any individual capacity, that in accordance with the terms and conditions of the Loan and Security Agreement by and among Borrower, Collateral Agent, and the Lenders from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a) Borrower is in complete compliance for the period ending                              with all required covenants except as noted below;

(b) There are no Events of Default, except as noted below;

(c) Except as noted below, all representations and warranties of Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(d) Borrower, and each of Borrower’s Subsidiaries, has timely filed all required tax returns and reports, Borrower, and each of Borrower’s Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower, or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.9 of the Loan Agreement;

(e) No Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent and the Lenders.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies
1)	Financial statements	Monthly within 30 days		Yes	No	N/A

2)	Annual (CPA Audited) statements	Within 180 days after FYE		Yes	No	N/A

3)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within 60 days of FYE), and when revised		Yes	No	N/A

4)	A/R & A/P agings	If applicable		Yes	No	N/A

5)	8-K, 10-K and 10-Q Filings	If applicable, within 5 days of filing		Yes	No	N/A

6)	Compliance Certificate	Monthly within 30 days		Yes	No	N/A

7)	IP Report	When required		Yes	No	N/A

8)	Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period		$	Yes	No	N/A

9)	Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period		$	Yes	No	N/A

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No

Financial Covenants

	Covenant	Requirement	Actual	Compliance
1)	Net cash proceeds in connection with the Eli Lilly Transaction Documents on or before July 31, 2019	At least $45,000,000.00	$	Yes	No

Other Matters

1)	Have there been any changes in management since the last Compliance Certificate?			Yes	No

2)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?			Yes	No

3)	Have there been any new or pending claims or causes of action against Borrower that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00)?			Yes	No

4)

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.

				Yes	No

5)	Have there been any Liens other than Permitted Liens levied on IP? If yes, provide a description thereof with this Compliance Certificate.			Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

CENTREXION THERAPEUTICS CORPORATION

By
Name:
Title:

Date:

LENDER USE ONLY

Received by:	Date:

Verified by:	Date:

Compliance Status:	Yes	No

EXHIBIT D

Form of Secured Promissory Note

[see attached]

SECURED PROMISSORY NOTE

(Term [A][B] Loan)

$[ ]	Dated: , 2019

FOR VALUE RECEIVED, the undersigned, CENTREXION THERAPEUTICS CORPORATION, a Delaware Corporation with offices located at 200 State Street, 6th Floor, Boston, MA 02109 (“Borrower”) HEREBY PROMISES TO PAY to the order of [SOLAR CAPITAL LTD.] (“Lender”) the principal amount of [                                 MILLION DOLLARS ($                                )] or such lesser amount as shall equal the outstanding principal balance of the Term [A][B] Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term [A][B] Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated June         , 2019 by and among Borrower, Lender, Solar Capital Ltd., as Collateral Agent, and the other Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest and all other amounts due with respect to the Term [A][B] Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term [A][B] Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2 (c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term [A][B] Loan, interest on the Term [A][B] Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

CENTREXION THERAPEUTICS CORPORATION

By
Name:
Title:

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By

Exhibit E

Taxes; Increased Costs.

1. Defined Terms. For purposes of this Exhibit E:

(a) “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

(b) “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Term Loan or Term Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Exhibit C, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Exhibit C and (iv) any withholding Taxes imposed under FATCA.

(c) “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

(d) “Foreign Lender” means a Lender that is not a U.S. Person.

(e) “Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

(f) “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

(g) “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

(h) “Recipient” means Collateral Agent or any Lender, as applicable.

(i) “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

(j) “Withholding Agent” means Borrower and Collateral Agent.

2. Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Exhibit C) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3. Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Collateral Agent timely reimburse it for the payment of, any Other Taxes.

4. Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Exhibit C or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Collateral Agent), or by Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5. Indemnification by the Lenders. Each Lender shall severally indemnify Collateral Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Collateral Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.1 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Collateral Agent to the Lender from any other source against any amount due to Collateral Agent under this Section 5.

6. Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to the provisions of this Exhibit C, Borrower shall deliver to Collateral Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Collateral Agent.

7. Status of Lenders.

(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Collateral Agent, at the time or times reasonably requested by Borrower or Collateral Agent, such properly completed and executed documentation reasonably requested by Borrower or Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Collateral Agent as will enable Borrower or Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Exhibit C) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(i) any Lender that is a U.S. Person shall deliver to Borrower and Collateral Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), whichever of the following is applicable:

A. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B. executed copies of IRS Form W-8ECI;

C. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in form and substance reasonably acceptable to Borrower and Collateral Agent, to the effect that such Foreign Lender (or other applicable Person) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D. to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Collateral Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Collateral Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Collateral Agent as may be necessary for Borrower and Collateral Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Collateral Agent in writing of its legal inability to do so.

8. Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Exhibit C (including by the payment of additional amounts pursuant to the provisions of this Exhibit C), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Exhibit C with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9. Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

10. Survival. Each party’s obligations under the provisions of this Exhibit C shall survive the resignation or replacement of Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

CORPORATE BORROWING CERTIFICATE

BORROWER:	CENTREXION THERAPEUTICS	DATE: June 28, 2019
CORPORATION
LENDERS:	SOLAR CAPITAL LTD., as Collateral Agent and Lender

I hereby certify, solely in my capacity as an officer of Borrower, and not in any individual capacity, as follows, as of the date set forth above:

1.        I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2.        Borrower’s exact legal name is set forth above. Borrower is a Corporation existing under the laws of the State of Delaware.

3.        Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws. Neither such Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4.        The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lenders may rely on them until each Lender receives written notice of revocation from Borrower.

[Balance of Page Intentionally Left Blank]

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from the Lenders.

Execute Loan Documents. Execute any loan documents any Lender requires.

Grant Security. Grant Collateral Agent a security interest in substantially all of Borrower’s assets, other than intellectual property.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Issue Warrants. Issue warrants for Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

[Balance of Page Intentionally Left Blank]

5.        The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:

Name:

Title:

***

If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                                                  of Borrower, hereby certify, solely in my capacity as an officer of Borrower, and not in any individual capacity, as to paragraphs 1 through 5 above, as of the date set forth above.

By:

Name:

Title:

[Signature Page to Corporate Borrowing Certificate]

EXHIBIT A

Certificate of Incorporation (including amendments)

[see attached]

EXHIBIT B

Bylaws

[see attached]

DEBTOR:	CENTREXION THERAPEUTICS CORPORATION
SECURED PARTY:	SOLAR CAPITAL LTD.,
as Collateral Agent

EXHIBIT A TO UCC FINANCING STATEMENT

Description of Collateral

The Collateral consists of all of Debtor’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include:

(i) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property;

(ii) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary;

(iii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral”; and

(iv) any interest of Borrower as a lessee or sublessee under a real property lease.

Capitalized terms used but not defined herein have the meanings ascribed in the Uniform Commercial Code in effect in the State of New York as in effect from time to time (the “Code”) or, if not defined in the Code, then in the Loan and Security Agreement by and between Debtor, Secured Party and the other Lenders party thereto (as modified, amended and/or restated from time to time).

FIRST AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of November 12, 2019, by and between SOLAR CAPITAL LTD., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“Solar”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 thereto or otherwise a party thereto from time to time including Solar in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and CENTREXION THERAPEUTICS CORPORATION, a Delaware Corporation with offices located at 200 State Street, 6th Floor, Boston, MA 02109 (“Borrower”).

RECITALS

A. Collateral Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of June 28, 2019 (as amended from time to time, the “Loan Agreement”).

B. Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Collateral Agent and Lenders (i) modify the Second Draw Period and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Collateral Agent and Lenders have agreed to amend certain provisions of the Loan Agreement, but only to the extent and subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendment to Loan Agreement.

2.1 Section 13.1 (Definitions). The following term and its respective definition hereby is amended and restated in its entirety, in Section 13.1 of the Loan Agreement as follows:

“Second Draw Period” is the period commencing on the date of the occurrence of the IPO Event and ending on the earliest of (i) the date which is thirty (30) days after the date the IPO Event is achieved, (ii) March 15, 2020 and (iii) the occurrence of an Event of Default that continues; provided, however, that the Second Draw Period shall not commence if on the date of the occurrence of the IPO Event an Event of Default has occurred and is continuing.

3. Limitation of Amendment.

3.1 The amendment set forth in Section 2, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

1

4. Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Collateral Agent and Lenders on the date hereof, or subsequent thereto, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any material law or regulation binding on or affecting Borrower, (b) any material contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders of (i) this Amendment by each party hereto, and (ii) Borrower’s payment of all invoiced Lenders’ Expenses incurred through the date of this Amendment.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT AND LENDER: SOLAR CAPITAL LTD.

By:	/s/ Anthony J. Storino
Name:	Anthony J. Storino
Title:	Authorized Signatory

BORROWER: CENTREXION THERAPEUTICS CORPORATION

By:	/s/ B.N. Harvey
Name:	B.N. Harvey
Title:	CFO

[Signature Page to First Amendment to Loan and Security Agreement]